       1                                            Exhibit 10(k)

                     TERMINATION BENEFITS AGREEMENT

          THIS AGREEMENT, dated as of the ____ day of ___________, 199___, is by and between McDonnell Douglas Corporation, a Maryland corporation (hereinafter referred to as the "Company"), and ________________ (hereinafter the "Executive").

                                RECITALS:

         A. The Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company and its shareholders that its key management personnel be encouraged to remain with the Company and its subsidiaries and to continue to devote full attention to the Company's business in the event that any third person expresses its intention to complete a possible business combination with the Company, or in taking any other action which could result in a change in control of the Company. In this connection, the Board recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         B. The Executive currently serves as a key executive of the Company and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, subsidiaries or functions.

         C. The Board believes the Executive has made and is expected to continue to make valuable contributions to the productivity and profitability of the Company and its subsidiaries.

         D. Should the Company receive any proposal from a third person concerning a possible business combination or any other action which could result in a change in control of the Company, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his or her position, and that the Company and the Board be able to receive and rely upon his or her advice, if so requested, as to the best interests of the Company and its shareholders without concern that he or she might be distracted by the personal uncertainties and risks created by such a proposal, and to encourage Executive's full attention and dedication to the Company.

         E. Should the Company receive any such proposal, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such proposal, advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be necessary or appropriate.

                          TERMS AND CONDITIONS:

          NOW, THEREFORE, to assure the Company and its subsidiaries that it will have the continued, undivided attention, dedication and services of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce the Executive to remain in the employ of the Company and its subsidiaries, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     (1)  Change in Control
          -----------------
          For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon (a) the acquisition at any time by a "person" or "group" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (excluding, for this purpose, the Company or any subsidiary or any employee benefit plan of the Company or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company;
(b) the termination of service as directors, for any reason other than death, disability or retirement from the Board in accordance with Resolution 706 of the Board, as it may be amended or superseded, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (c) approval by the shareholders of the Company of liquidation of the Company or any sale or disposition, or series of related sales or dispositions, of 50% or more of the assets or earning power of the Company; or (d) approval by the shareholders of the Company and consummation of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. A "Change in Control" shall not include any reduction in ownership of an affiliate of the Company so long as the entity continues to meet the definitions of those terms as contained in this Section.

      (2)  Adjustment of Benefits upon Change in Control
           ---------------------------------------------
          (a) The Company agrees that its Management Compensation and Succession Committee or such other committee succeeding to such committee's responsibilities with respect to executive compensation (collectively, the "Compensation Committee") shall make such equitable adjustments to any performance targets contained in any awards under the

Company's Performance Sharing Plan (the "PSP") or Senior Executive Performance Sharing Plan (the "Senior Executive PSP") or any successor plan in which the Executive is a participant, as may be required to eliminate any negative effects from any transactions relating to a Change in Control (such as costs or expenses associated with the transaction or any related transaction, including, without limitation, any reorganizations, divestitures, recapitalizations or borrowings, or changes in targets or measures to reflect the disruption of the business, etc.), in order to preserve reward opportunities and performance objectives.

          (b) The Company agrees that in the case of a Change in Control, all restrictions and conditions applicable to any awards of restricted stock or stock options or other awards granted to the Executive under the Company's 1994 Performance and Equity Incentive Plan shall be deemed to have been satisfied as of the date the Change in Control occurs, and this Agreement shall be deemed to amend any agreements evidencing such awards to reflect this provision.

     3.  Termination Following Change in Control
         ---------------------------------------
         (a) If any of the events described in Section 1 hereof constituting a Change in Control of the Company shall have occurred, the Executive shall be entitled to the benefits set forth herein upon any termination by the Company of the Executive's employment with the Company and its subsidiaries within two years following a Change in Control for any reason except any of the following:

               (i) Termination by reason of the Executive's death, provided the Executive has not previously given a "Notice of Termination" pursuant to Section 4;

               (ii) Termination by reason of the Executive's "disability," provided the Executive has not previously given a "Notice of Termination" pursuant to Section 4. For the purposes of this Agreement, "disability" shall be defined as the Executive's inability by reason of illness or other physical or mental disability to perform the principal duties required by the position held by the Executive at the inception of such illness or disability for any consecutive 180-day period. A determination of "disability" shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the Executive's incapacity to designate a doctor, the Executive's legal representative. If the Company and the Executive cannot agree on the designation of a doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor; the third doctor shall make the determination as to "disability";

               (iii) Termination by reason of retirement in accordance with and under the Company's Employee Retirement Income Plan -- Salaried Plan, or such of the Company's other salaried employee tax-qualified retirement plans in which the Executive participates (or any plans in substitution thereof) as in effect on the date of this Agreement (collectively, the "Retirement Plan"), provided the Executive has not previously given Notice of Termination pursuant to Section 4; or

               (iv) Termination by the Company for "Cause". For purposes of this Agreement, "Cause" shall mean (A) any act or acts by the Executive constituting a felony under applicable law; (B) any act or acts of gross dishonesty or gross misconduct on the Executive's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which the Executive is not legally entitled; or (C) any material violation by the Executive of his or her obligations under this Agreement (other than any violation resulting from the Executive's incapacity due to physical or mental illness), which violation is demonstrably willful and deliberate on the Executive's part and which results in material damage to the business or reputation of the Company or its subsidiaries. Notwithstanding the foregoing, the employment of the Executive shall in no event be deemed to have been terminated by the Company for "Cause" if termination of his or her employment by the Company took place: (i) as the result of bad judgment or negligence on the part of the Executive other than gross negligence; (ii) because of an act or omission believed by the Executive in good faith to have been in or not opposed to the interests of the Company and its subsidiaries; (iii) for any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the charter or bylaws of the Company or the laws of the state of incorporation of the Company, in each case as in effect at the time of such act or omission;
(iv) as the result of an act or omission which occurred more than twelve calendar months prior to the Executive's having been given Notice of Termination (as defined below) for such act or omission unless the commission of such act or omission could not at the time of such commission or omission have been known to a member of the Board (other than the Executive, if he or she is then a member of the Board), in which case more than twelve calendar months from the date that the commission of such act or such omission was or could reasonably have been so known; or (v) as the result of a continuing course of action which commenced and was or could reasonably have been known to a member of the Board (other than the Executive) more than twelve calendar months prior to the Executive having been given Notice of Termination.

          (b) Notwithstanding any other provision of this Agreement, if a Change in Control occurs and if the Executive's employment with the Company and its subsidiaries is terminated by the Company less than six months prior to the date on which the Change in Control occurs, and if it is demonstrated by the Executive that such termination of employment by the Company (i) was at the request of a third party which has taken steps reasonably calculated to result in or effect the Change in Control or
(ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement, such termination of employment shall be deemed to have occurred within two years following such Change in Control; provided, that the obligations contained in
Section 4 to deliver a Notice of Termination shall not apply.

          (c) The Company shall also provide the Executive with the benefits set forth herein upon any termination by the Executive of employment with the Company and its subsidiaries for Good Reason within two years after a Change in Control. Any failure by the Executive to give such notice to receive such benefits shall not be deemed to constitute a waiver or otherwise to affect adversely the rights of the Executive hereunder, provided the Executive gives notice to receive such benefits prior to the expiration of such two year period. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events:

               (i) The assignment to the Executive of any duties inconsistent in any material adverse respect with his or her position, authority or responsibilities with the Company and its subsidiaries immediately prior to the Change in Control, or any other material adverse change in such position, including titles, authority, or responsibilities, as compared with the Executive's position immediately prior to the Change in Control;

               (ii) A reduction by the Company in the amount of the Executive's base salary or annual or long term incentive compensation paid or payable as compared to that which was paid or made available to Executive immediately prior to the Change in Control; or the failure of the Company to increase Executive's compensation each year by an amount which is substantially the same, on a percentage basis, as the average annual percentage increase in the base salaries of other executives of comparable status with the Company;

               (iii) The failure by the Company to continue to provide the Executive with substantially similar perquisites or benefits the Executive in the aggregate enjoyed under the Company's benefit programs, such as any of the Company's pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which he or she was participating at the time of the Change in Control (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto in the aggregate); the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent in the aggregate to the benefits in effect at the time of the Change in Control; provided, that any amendment, modification or discontinuation of any plans or benefits referred to in this Subsection (iii) that generally affect substantially all domestic salaried employees of the Company shall not be deemed to constitute Good Reason;

               (iv) The Company's requiring the Executive to be based at any office or location more than 35 miles from that location at which he or she performed his or her services immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities to the extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

               (v) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 herein; or

               (vi) Any breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder, in either case, for a period of five business days after receipt of written notice from the Executive and the failure by the Company to cure such breach or failure during such five business day period.

     4.     Notice of Termination
            ---------------------
          Any termination of the Executive's employment by the Company as contemplated by Subsection 3(a)(ii) or 3(a)(iv) or by the Executive as contemplated by Subsection 3(c) shall be communicated by written "Notice of Termination" to the other party hereto. Any "Notice of Termination" shall set forth (a) the effective date of termination, which shall not be less than 15 or more than 30 days after the date the Notice of Termination is delivered (the "Termination Date"); (b) the specific provision in this Agreement relied upon; and (c) in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the "Date of Termination" shall be the date on which the dispute is finally determined in accordance with the provisions of Section 18 hereof. In the case of any good faith dispute as to the Executive's entitlement to benefits under this Agreement resulting from any termination by the Company for which the Company does not deliver a Notice of Termination, the "Date of Termination" shall be the date on which the dispute is finally determined in accordance with the provisions of Section 18 hereof. Notwithstanding the pendency of any such dispute referred to in the two preceding sentences, the Company shall continue to pay the Executive his or her full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefits and perquisites in which he or she was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved, provided the Executive is willing to continue to provide full time services to the Company and its subsidiaries in substantially the same position, if so requested by the Company. Amounts paid under this Section shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If a final determination by the Panel (as defined in Section 18(c)(ii)) that Good Reason did not exist pursuant to Section 18(c)(v) is made in the case of a Notice of Termination by the Executive, the Executive shall have the sole right to nullify and void his or her Notice of Termination by delivering written notice of same to the Company within three (3) business days of the date of such final determination, unless the basis for the claim by the Executive of Good Reason is found by the Panel to have been manifestly unreasonable. If the parties do not dispute the Executive's entitlement to benefits hereunder, the "Date of Termination" shall be the Termination Date.

     5.     Termination Benefits
            --------------------
          (a) Base Salary and Annual Incentive Compensation. Subject to the conditions set forth in Sections 3, 4, 8 and 10(c) hereof, the Company shall continue to pay the Executive (subject to any applicable payroll or other taxes required to be withheld) for a period (the "Continuation Period") terminating on the earlier of (x) [twenty-four
(24)/thirty-six (36)] months following the date of the Change in Control,
(y) the date on which the Executive reaches normal retirement age under the Retirement Plan, or (z) such date on which any of the contingencies under Section 10(c) shall occur, as follows:

               (i) The base salary of the Executive at the greater of the Executive's effective monthly base salary rate at the Termination Date or the Executive's effective monthly base salary rate immediately prior to the Change in Control, which amount shall be payable on a monthly basis;

               (ii) A monthly amount equal to (x) the greater of (1) the Executive's annualized target incentive compensation award relating to the monthly base salary in Section 5(a)(i) above or (2) the Executive's annual target incentive compensation award for the year prior to the Change in Control, multiplied by (y) the greater of the average percentage of the Executive's earned incentive compensation award to the Executive's annual target incentive compensation award for the three complete years prior to either (1) the Change in Control or (2) the Termination Date, in either case, under the Company's PSP or Senior Executive PSP, or any successor plan, and divided by (z) twelve (12), which amount shall be payable on a monthly basis; and

          (b) "Short Year" Annual Incentive Compensation. Subject to the conditions set forth in Sections 3, 4, 8 and 10(c) hereof, the Company shall pay the Executive (subject to any applicable payroll or other taxes required to be withheld) the product of (i) the amount determined in accordance with Section 5(a)(ii)(x) above, multiplied by
(ii) the amount determined in accordance with Section 5(a)(ii)(y) above, multiplied by (iii) the ratio of the number of days that elapsed in such year prior to such Termination Date divided by 365; provided, that such "short year" annual incentive compensation shall be paid in cash in a lump sum on the Date of Termination.

     6.     Other Benefits
            --------------
          Subject to the conditions set forth in Sections 3, 4, 8 and 10(c) hereof, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid or provided to the
Executive:

          (a)   Health/Welfare Benefits
                -----------------------
               (i) During the Continuation Period, the Company shall continue to keep in full force and effect all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control) or, if the terms of such programs do not permit continued participation by the Executive (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to the Executive in terms of cost or benefits ("Equivalent Benefits") than he or she was entitled to receive at the end of the period of coverage, for the duration of the Continuation Period.

               (ii) If, at or prior to the end of the Continuation Period, the Executive has attained the earliest age for retirement under the Retirement Plan, without regard to any minimum period of service (the "Eligible Age"), he or she shall be entitled to be enrolled at that time or any time thereafter in the Company's retiree health program upon the same terms and conditions as if the Executive had remained employed during the Continuation Period, or if the terms of such program do not permit such enrollment, the Company shall provide Equivalent Benefits which include such retiree coverage. If, at or prior to the end of the Continuation Period, the Executive shall not have attained the Eligible Age, he or she shall be entitled to the foregoing benefits upon attainment of the Eligible Age. If, at the end of the Continuation Period, the Executive shall not have attained the Eligible Age, he or she will be given the same rights to health care continuation as if the health care continuation coverage rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended or replaced ("COBRA"), would apply as of the end of such Continuation Period, such rights under COBRA to be determined as if the end of such Continuation Period were an event causing the Executive to lose coverage under the Company's health care plan on account of a termination of employment.

               (iii)  All benefits which the Company is required by this
Section 6(a) to provide, which will not be provided by the Company's programs described herein, shall be provided through the purchase of insurance unless the Executive is uninsurable. If the Executive is uninsurable, the Company will provide the benefits out of its general assets.

         (b)   Retirement Benefits
               -------------------
               (i) Subject to Section 6(b)(v), the Executive shall be deemed to be completely vested under the Company's Retirement Plan and any and all supplemental non-qualified plans (or any successor plans), in which Executive is a participant, which are in effect as of the date of the Change in Control (collectively, the "Plans"), regardless of the Executive's actual vesting service credit thereunder.

               (ii) In addition, subject to Section 6(b)(v), he or she shall be deemed to have earned an additional service credit for service and benefit calculation purposes thereunder as if he or she had continued in the employ of the Company for the duration of the Continuation Period, and the rate of compensation which is used in the determination of the payment to the Executive under Section 5 shall be the rate of compensation used for benefit calculations with respect to such additional period, with the effect that benefits based on Salary Compensation and Average Monthly Salary (as such terms are defined in the Retirement Plan and as may be amended or replaced), shall reflect such additional years of service at such rates of compensation.

               (iii) In addition, the Executive shall receive all other benefits under the Plans that he or she would have received had he or she continued in the employ of the Company for the duration of the Continuation Period, including, without limitation, all ancillary benefits, such as early retirement, survivor rights and all other benefits at retirement.

               (iv) If the Executive has attained the Eligible Age as of the Termination Date, the Executive shall be entitled to elect retirement in lieu of deferred vested status under the Retirement Plan. If the Executive has not attained the Eligible Age as of the Termination Date, the Executive shall be entitled to elect retirement in lieu of deferred vested status under the Retirement Plan upon attainment of the Eligible Age, and for purposes of determining the adjustment, if any, to the Executive's accrued benefit under the eighty-five (85) point rule (if otherwise eligible under such rule) under the Retirement Plan, the Executive shall be credited with both age and years of service until the date he or she reaches the Eligible Age.

               (v) Any part of the foregoing retirement benefits which are otherwise required to be paid by a tax-qualified Plan but which cannot be paid through such Plan by reason of the laws and regulations applicable to such Plan, shall be paid by one or more supplemental non-qualified Plans or by the Company in accordance with such Plan or Plans.

               (vi) The payments calculated hereunder which are not actually paid by the Retirement Plan shall be paid thirty (30) days following the Date of Termination in a single lump sum cash payment (of equivalent actuarial value to the payment calculated hereunder using the same actuarial assumptions as are used in calculating benefits under the Retirement Plan but using the discount rate that would be used by the Company on the Date of Termination to determine the actuarial present value of projected benefit obligations).

          (c)   Savings Plan Benefits
                ---------------------
               (i) Subject to Section 6(c)(iii), the Executive shall be deemed to be completely vested under the Company's Employee Savings Plan -- Salaried Plan and all excess or supplemental savings plans (or any successor plans) in effect as of the date of the Change in Control ("the Savings Plans") regardless of his or her actual vesting service credit on the Termination Date.

               (ii) In addition, subject to Section 6(c)(iii), during the Continuation Period, he or she shall be entitled to an amount equal to the Company matching contributions (at the greater of the Company's rates in effect at the Termination Date or the date of the Change in Control) under the Savings Plans which would have accrued to the benefit of the Executive had he or she continued his or her participation in, and elected to continue to make the elective deferral or contributions under such Savings Plans at the same rate at which he or she was electing to make them at the time of the Termination Date.

               (iii) Any part of such Savings Plans benefits which are otherwise required to be paid by a tax-qualified Savings Plan but which cannot be paid through such Savings Plan by reason of the laws and regulations applicable to the Plan shall be paid by an excess or supplemental Savings Plan or by the Company in a lump sum cash payment on the Date of Termination.

          (d)     Financial Planning
                  ------------------
          During the Continuation Period, the Company shall reimburse the Executive for costs associated with financial planning to the same extent as was customarily provided by the Company to senior executives prior to the Change in Control.

          (e)     Executive Outplacement Counseling
                  ---------------------------------
          During the Continuation Period, unless the Executive shall reach normal retirement age during the Continuation Period, the Executive may request in writing and the Company shall at its expense engage within a reasonable time following such written request an outplacement counseling service of national reputation to assist the Executive in obtaining employment.

     7.     Payment of Certain Costs
            ------------------------
          Except as otherwise provided in Section 18(c)(v), if a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, subsequent to a Change in Control, all of the reasonable legal fees and expenses incurred by the Executive and all Arbitration Costs (as hereafter defined) in contesting any such termination or obtaining or enforcing all or part of any right or benefit provided for in this Agreement or in otherwise pursuing all or part of his or her claim will be paid by the Company, unless prohibited by law. The Company further agrees to pay pre-judgment interest on any money judgment obtained by the Executive calculated at the prime interest rate reported in "The Wall Street Journal" in effect from time to time from the date that payment to him or her should have been made under this Agreement.

     8.     Excise Tax Payments.
            -------------------
          (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

         (b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within three days after the Date of Termination, a national independent accounting firm selected by the Executive (the "Accounting Firm"), as to whether a Gross-Up Payment is required pursuant to this
Section 8 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the Date of Termination, but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Executive within thirty (30) days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 8(b) shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 8(c).

          (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment') or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his or her tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Executive receives notice from a competent governmental authority that his or her tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and the Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, without interest.

     (d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

     9.     Mitigation
            ----------
          The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement, and employment by the Executive will not reduce or otherwise affect any amounts or benefits due the Executive pursuant to this Agreement, except as otherwise provided in Section 10(c).

     10.    Continuing Obligations
            ----------------------
          (a)   Acknowledgements by the Executive
                ----------------------------------
                The Executive hereby recognizes and acknowledges the following:

               (i) The Company and its subsidiaries (collectively, for purposes of this Section 10, the "Company") are engaged in, among other things, the business of researching, designing, developing, manufacturing, selling and distributing on a worldwide basis fighter and military transport aircraft, commercial aircraft, helicopters, missiles, satellite launch vehicles, and certain related and other businesses (the "Business").

               (ii) In connection with the Business, the Company has expended a great deal of time, money and effort to develop and maintain the secrecy and confidentiality of substantial proprietary trade secret information and other confidential business information which, if misused or disclosed, could be very harmful to the Business and could cause the Company to lose its competitive edge in the marketplace.

               (iii) The Executive desires to become entitled to receive the benefits contemplated by this Agreement but which the Company would not make available to the Executive but for the Executive's signing and agreeing to abide by the terms of this Section 10.

               (iv) The Executive's position with the Company provides the Executive with access to certain of the Company's confidential and proprietary trade secret information and other confidential business information.

               (v) The Company compensates its employees to, among other things, develop and preserve goodwill with its customers on the Company's behalf and business information for the Company's ownership and use.

               (vi) If the Executive were to leave the Company, the Company in all fairness would need certain protection in order to ensure that the Executive does not appropriate and misuse any confidential information entrusted to the Executive during the course of the Executive's employment with the Company, or take any other action which could result in a loss of the Company's goodwill that was generated on the Company's behalf and at its expense, and, more generally, to prevent the Executive from having an unfair competitive advantage over the Company.

          (b)   Confidential Information.
                ------------------------
               (i) The Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for the Executive to perform the Executive's employment responsibilities for the Company, any of the Company's confidential and proprietary trade secret information or other confidential business information concerning the Business acquired by the Executive during the course of, or in connection with, the Executive's employment with the Company (and which was not known by the Executive prior to the Executive's being hired by the Company). The Company considers and treats as confidential (among other things) its engineering, design and technical data, computer software and programs, component sourcing and supply information, pricing policies, operational methods, strategic plans, internal financial information, research and development plans and activities, and business acquisition and expansion plans, and, except as provided herein, the Executive agrees to treat such information as secret and confidential so long as such information does not become generally known to the public through no fault or wrongful act of the Executive.

               (ii) The Executive acknowledges that any and all notes, records, sketches, computer diskettes and other documents obtained by or provided to the Executive, or otherwise made, produced or compiled during the course of the Executive's employment with the Company, which contain any such confidential Company information, regardless of the type of medium in which it is preserved, are the sole and exclusive property of the Company and shall be surrendered to the Company upon the Executive's termination of employment and on demand at any time by the Company.

          (c)     Post-Termination Restrictions.
                  -----------------------------
          The Executive agrees that, at any time during the Continuation Period, the Company shall be entitled to discontinue any further payment, allocation, accrual or provision of any amounts or benefits required by Sections 5(a), 6(a)(i), 6(b)(ii), 6(d) and 6(e) (provided, that any such amounts or benefits theretofore allocated or accrued with respect to the portion of the Continuation Period preceding the occurrence of any of the contingencies set forth below shall be preserved), if the Executive on the Executive's own behalf or on behalf of any other person, firm, corporation or entity in the world:

               (i) provides any services for any of the Company's significant competitors, suppliers or customers or provides any general business, technical or strategic consulting or planning with respect to the Business for any such companies. The Executive recognizes that such companies could benefit greatly if they were to obtain the Company's confidential information. The Executive may request permission to provide services to or consult with any company that may be included in the category of the Company's significant competitors, suppliers or customers. The written denial or grant of such a request by the Company's President and CEO shall be conclusive and binding on the parties hereto. The grant of such a request will not be unreasonably withheld, and if this request is granted, the Executive will not be held in violation of this Section 10(d) for providing services to or consulting with such company in accordance with the terms of this request.

               (ii) knowingly solicits, entices, induces, hires, employs or seeks to employ any salesperson, engineer, technician, manager or executive-level employee of the Company, who was employed by the Company during the Executive's last six (6) months of employment with the Company, to provide any services with respect to the Business; or

               (iii) materially breaches or violates Section 10(b) or any Company policy regarding confidentiality.

          (d) Acknowledgement Regarding Restrictions. The Executive recognizes and agrees that the provisions of this Section 10 are reasonable and enforceable because, among other things, (1) the Executive is receiving compensation under this Agreement and (2) there are many other areas in which, and companies for which, the Executive could work in view of the Executive's background, and this Section 10 therefore does not impose any undue hardship on the Executive. The Executive further recognizes and agrees that the provisions of this Section 10 are reasonable and enforceable in view of the Company's legitimate interests in protecting its confidential information and customer goodwill and the limitations contained therein on the duration and geographic scope of, and activities covered by, such provisions.

          (e) Breach. In the event of a breach of Section 10(b) or the occurrence of any of the contingencies under Section 10(c), the Company's sole remedy shall be the discontinuation of the payment, allocation, accrual or provision of any amounts or benefits as provided in Section 10(c). The Executive recognizes and agrees, however, that it is the intent of the parties that neither this Agreement nor any of its provisions shall be construed to adversely affect any rights or remedies that Company would have had, including, without limitation, the amount of any damages for which it could have sought recovery, had this Agreement not been entered into. Accordingly, the parties hereby agree that nothing stated in this Section 10 shall limit or otherwise affect the Company's right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, in connection with matters covered by this Section 10 but which are not based on breach or violation of this Section 10 (including, without limitation, claims based on the breach of fiduciary or other duties of the Executive or any obligations of the Executive arising under any other contracts, agreements or understandings). Without limiting the generality of the foregoing, nothing in this Section 10 or any other provision of this Agreement shall limit or otherwise affect the Company's right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, resulting from or arising out of statutory or common law or any Company policies relating to fiduciary duties, confidential information or trade secrets. Further, the Executive acknowledges and agrees that the fact that Subsection 10(c) is limited to the Continuation Period, and that the sole remedy of the Company hereunder is the discontinuation of benefits, shall not reduce or otherwise alter any other contractual or other legal obligations of the Executive during any period or circumstance, and shall not be construed as establishing a maximum limit on damages for which the Company may seek recovery.

      11.   Successors
            ----------
          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, beneficiaries, devises and legatees. If the Executive should die while any amounts are payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, beneficiary or other designee or, if there be no such designee, to the Executive's estate.


     12.  Notices
          -------
          For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          [To Be Provided]


          If to the Company:

          By Mail
          --------
          McDonnell Douglas Corporation
          P.O. Box 516
          St. Louis, Missouri 63166-0516
          Attention:  Chief Executive Officer

          By Personal Delivery or Facsimile
          ---------------------------------
          McDonnell Douglas Corporation
          World Headquarters Building
          Airport Road & McDonnell Blvd.
          St. Louis, Missouri 63134
          Attention:  Chief Executive Officer
          Facsimile:  (314) 234-8296
          with a copy to:

          By Mail
          --------
          McDonnell Douglas Corporation
          P.O. Box 516
          St. Louis, Missouri 63166-0516
          Attention:  General Counsel

          By Personal Delivery or Facsimile
          ---------------------------------
          McDonnell Douglas Corporation
          World Headquarters Building
          Airport Road & McDonnell Blvd.
          St. Louis, Missouri 63134
          Attention:  General Counsel
          Facsimile:  (314) 233-7958

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13.  Governing Law
          -------------
          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri, without regard to principles of conflicts of laws.

     14.  Miscellaneous
          -------------
          No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
Section headings contained herein are for convenience of reference only and shall not affect the interpretation of this Agreement.

     15.  Counterparts
          ------------
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

     16.  Non-Assignability
          -----------------
          This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder, except as provided in
Section 11. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

     17.  Term of Agreement
          -----------------
          This Agreement shall commence on the date hereof and shall continue in effect through December 31 of 1998; provided, however, that commencing on January 1 of 1998 and of each year thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice to the other party that it does not wish to extend this Agreement; provided further, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control occurred; and, provided further, that if the Company shall become obligated to make any payments or provide any benefits pursuant to
Section 5 or 6 hereof, this Agreement shall continue in effect indefinitely.

     18.  Arbitration
          -----------
          (a) Scope; Initiation. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including disputes over arbitrability and disputes in connection with claims by third persons ("Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 18. Either party to this Agreement (each a "Party" and together the "Parties") may commence proceedings hereunder by delivery of written notice providing a reasonable description of the Dispute to the other, including a reference to this Section (the "Dispute Notice").

          (b) Negotiations Between Parties. The Parties shall first attempt in good faith to resolve promptly any Dispute by good faith negotiations. Not later than three (3) business days after delivery of the Dispute Notice, the Company shall appoint an executive to meet with the Executive or his or her representative at a reasonably acceptable time and place, and thereafter as such representatives deem reasonably necessary. The Parties shall exchange relevant non-privileged information and endeavor to resolve the Dispute. Prior to any such meeting, each Party or representative shall advise the other as to any other individuals who will attend such meeting. All negotiations pursuant to this Section 18(b) shall be confidential and shall be treated as compromise negotiations for purposes of Rule 408 of the Federal Rules of Evidence and similarly under other federal and state rules of evidence.

          (c) Binding Arbitration. The Parties hereby agree to submit all Disputes to arbitration under the following provisions, which arbitration shall be final and binding upon the Parties, their successors and assigns, and that the following provisions constitute a binding arbitration clause under applicable law.

               (i) Either Party may initiate arbitration of a Dispute by delivery of a demand therefor (the "Arbitration Demand") to the other Party not sooner than five (5) business days after the date of delivery of the Dispute Notice but at any time thereafter.

               (ii) The arbitration shall be conducted in the County of St. Louis, Missouri, by three arbitrators (acting by majority vote, the "Panel") selected by agreement of the Parties not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator becomes unable to serve, his or her successor(s) shall be similarly selected or appointed.

               (iii) The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Missouri Uniform Arbitration Act, such procedures as the Parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (w) each party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (x) the nature and extent of such discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective; (y) the Panel may issue orders to protect the confidentiality of information, to be disclosed in discovery; and (z) the Panel's discovery rulings may be enforced in any court of competent jurisdiction.

               (iv) All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either Party may at its expense make a stenographic record thereof.

               (v) The Panel shall complete all hearings not later than twenty (20) days after selection or appointment, and shall make a final award not later than ten (10) days thereafter. The award shall be in writing and shall specify the factual and legal bases for the award, and shall include a determination as to whether any claim by the Executive of Good Reason was manifestly unreasonable for purposes of the second-to-last sentence of Section 4. Notwithstanding anything contained in Section 7, in circumstances where a Dispute has been asserted by the Executive or defended against by the Executive on grounds that the Panel deems manifestly unreasonable (whether related to a claim of Good Reason or otherwise), the Panel may assess all or part of the costs and expenses of the arbitration, including the Panel's fees and expenses and fees and expenses of experts and legal counsel ("Arbitration Costs"), against the Executive and may include in the award the Executive's and the Company's attorney's fees and expenses in connection with any and all proceedings under this Section 18. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages to either party.

          (d) Confidentiality - Notice. Each Party shall notify the other promptly, and in any event prior to disclosure to any third person, if it receives any request for access to confidential information or proceedings hereunder.

     19.  No Setoff
          ---------
          The Company shall have no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment provided for in this Agreement.

     20.  Non-Exclusivity of Rights
          -------------------------
          Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or successors and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries or successors. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     21.  No Guaranteed Employment
          ------------------------
          The Executive and the Company acknowledge that this Agreement shall not confer upon the Executive any right to continued employment and shall not interfere with the right of the Company to terminate the employment of the Executive at any time.

     22.  Invalidity of Provisions
          ------------------------
          In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement, including, without limitation, Section 10 hereof, is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 22 is reasonable in view of the parties' respective interests.

     23.   Non-Waiver of Rights
           --------------------
          The failure by the Company or the Executive to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or the Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

PLEASE NOTE: BY SIGNING THIS TERMINATION BENEFITS AGREEMENT, THE EXECUTIVE IS HEREBY CERTIFYING THAT THE EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS THE EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

          THIS AGREEMENT IN SECTION 18 CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                              MCDONNELL DOUGLAS CORPORATION

                              By:_________________________________

                              EXECUTIVE:

                              _______________________________________